CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The RBB Fund, Inc. and to the use of our report dated October 27, 2017 on the financial statements and financial highlights of Orinda Income Opportunities Fund, Motley Fool Global Opportunities Fund (formerly Motley Fool Independence Fund), Motley Fool Small-Mid Cap Growth Fund (formerly Motley Fool Great America Fund), and Motley Fool Emerging Markets Fund, each a series of The RBB Fund, Inc. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 28, 2017